Exhibit 99.1

CTG

Q1 2014 Earnings Conference Call

Jim Culligan

Thank you,                                         , and good morning everyone. We certainly appreciate your time and your interest in CTG. On the call today, we have CTG’s Chief Executive Officer, Jim Boldt, and Brendan Harrington, Senior Vice President and Chief Financial Officer. Jim and Brendan are going to review the results for the first quarter of 2014 and then update you on the Company’s strategy and outlook. We’ll follow with an opportunity for Q&A. If you don’t have the news release discussing our financial results, you can access it at the Company’s website at www.ctg.com.

Before we begin, I want to mention that statements in the course of this conference call that state the Company’s or management’s intentions, hopes, beliefs, expectations, and predictions for the future are forward-looking statements. It’s important to note that the Company’s actual results could differ materially from those projected. Additional information concerning factors that could cause actual results to differ from those in the forward-looking statements is contained in our earnings release as well as in the Company’s SEC filings. You can find these at our website, or the SEC’s website at www.sec.gov. Please review our forward-looking statements in conjunction with these precautionary factors. With that, I’d like to turn it over to Jim to begin the discussion.

Jim Boldt

Thanks Jim and good morning everyone, this is Jim Boldt. I want to thank you for joining us this morning for our first quarter earnings conference call. As you saw in our news release revenue for the quarter was slightly below the low end of our guidance and EPS was at the midpoint of guidance. The shortfall from the mid-point of our revenue guidance occurred in our staffing business. Revenue from a fraud, waste and abuse project for a small payer for work that we performed in late 2013 helped earnings to reach the mid-point of our EPS guidance. I am going to talk more about our results and what we see for the 2014 second quarter and the full year, but first I am going to ask Brendan to start us off with a review of our financial results.

Brendan.

Brendan Harrington

Thanks Jim. Good morning everyone.

For the first quarter of 2014, CTG’s revenue was $97.9 million, a decrease of $10.6 million compared with the first quarter of 2013. First quarter 2014 had 62 billing days, one less than the first quarter 2013.

Solutions revenue in the first quarter of 2014 totaled $38.6 million, a decrease of $4.1 million or 9.5 percent compared with the first quarter 2013, primarily due to lower revenue from electronic medical record projects. As a percentage of total revenue, solutions revenue was 39 percent the same as a year ago. Staffing revenue in the quarter decreased $6.5 million, or 9.9 percent, to $59.3 million, reflecting reductions in staffing requirements from a large client that began in the second quarter of 2013. These reductions were slightly offset in the quarter by higher demand for technical resources from several other clients.

In the vertical markets on which we primarily focus revenue as a percentage of total company revenue in the first quarter was as follows. Healthcare decreased to 30.2 percent from 31.8 percent, technology service providers decreased to 24.9 percent from 30.1 percent, financial services increased to 8.1 percent from 6.6 percent, energy was relatively flat at 6.2 compared with 6.0 percent while general markets increased to 30.6 percent from 25.5 percent.

First quarter revenue from IBM, our largest customer, was $21.5 million compared with $28.9 million in first quarter 2013. As a percent of total revenue, revenue from IBM decreased to 22.0 percent in the 2014 first quarter compared with 26.7 percent of total revenue in the 2013 first quarter.

Revenue from our European operations was $20.8 million, a 7 percent increase from the $19.4 million recorded in last year’s first quarter. The effect of foreign currency fluctuations during the first quarter of 2014 increased consolidated revenue by approximately $0.8 million. On a local currency basis, our European revenue increased by 3.1 percent compared with the 2013 first quarter.

Direct costs as a percentage of revenue were 78.6 percent in the first quarter compared with 79.2 percent in the first quarter of 2013. SG&A expenses decreased approximately $960,000 from the first quarter 2013 primarily as a result of fewer non billable personnel and lower incentive compensation expenses.

The billable travel expenses included in the first quarter 2014 revenue and direct costs were $2.5 million. The billable travel expenses for the first quarter 2013 totaled $3.1 million.

First quarter operating income was $5.5 million, a decrease of approximately $700,000 or 11.4 percent year-over-year. Operating margin in the first quarter was 5.6 percent of revenue 10 basis points lower than first quarter 2013. The year-over-year decrease in operating income was due primarily to the decreases in our health solution’s revenue offset by lower SG&A expenses.

Net income in the first quarter was $3.2 million, a decrease of $891,000 or 22.0 percent compared to the first quarter 2013. On a per diluted share basis, net income was 19 cents for the quarter, a five cent decrease compared to the first quarter 2013. The decrease in the earnings per share is due to lower operating income and a much higher income tax rate in the first quarter of 2014.

The tax rate for the 2014 first quarter was 41.1 percent compared with 33.2 percent in the 2013 first quarter. This lower rate in first quarter 2013 was primarily the result of the recognition of research and development tax credits for both 2012 and for one quarter of 2013 in the first quarter 2013. These credits were not recognized in first quarter 2014 since the legislation to extend these tax credits for 2014 has not yet been passed. We expect the tax rate in the second quarter 2014 to be between 39 and 41 percent. We expect the tax rate for the full year 2014 to be between 38 and 40 percent compared to 35.6 percent for 2013.

Both the 2014 and 2013 first quarter results include equity compensation expense of approximately $0.02 per diluted share, net of tax.

Our headcount at the end of the first quarter was 3,700, the same as at the end of the fourth quarter 2014 and 300 fewer than at the end of the first quarter 2013. Of the 3,700 employees at the end of first quarter 2014, 91 percent were billable resources.

At the end of the first quarter 2014, we had no debt and $32.3 million of cash on the balance sheet compared to no debt and $30.7 million of cash at the end of first quarter 2013. Both the first quarter of 2014 and 2013 ended on U. S. biweekly payroll dates.

Our days sales outstanding were 65 days at the end of first quarter 2014 compared with 61 days at the end of first quarter 2013. The increase in DSO was due to the timing of cash proceeds received at the end of the comparative quarters. Our cash used in operations in the first quarter of 2014 was approximately $9.3 million as compared with cash used in operations of approximately $7.1 million in the first quarter of 2013 with the difference primarily attributable to lower net income and changes in working capital. In the quarter, we had $801,000 in capital expenditures and recorded depreciation expense of $837,000.

We repurchased 211,000 shares of CTG common stock during the first quarter of 2014 and no shares in the first quarter of 2013. We also repurchased 50,000 shares in the second quarter 2014 in the time period leading up to today. Our current repurchase authorization is for approximately 0.9 million shares. As it remains accretive to our earnings, we intend to continue our repurchase program during the remainder of 2014.

Jim

Jim Boldt

Thanks Brendan.

In aggregate, revenue declined by 10% in the 2014 first quarter. Revenue from our solutions business, which represented 39% of our total revenue, also decreased 10%. The decline in our solutions business came from our healthcare vertical where our hospital clients continue to reduce or delay spending in response to a reduction in income and cash flow due to the sequester cuts to Medicare, reductions in other government reimbursements and the resulting reductions in inpatient days of care.

On our last conference call, we mentioned we received two RFPs for electronic medical record projects for which the hospitals had not decided what IT services firm would be awarded those projects. Reflecting the slowdown in spending on new EMR projects, we received one new RFP for an EMR project in the last two months. We won one of the three projects and one RFP was withdrawn by the hospital. We are still waiting on a decision for one RFPs as to what IT Services firm will be chosen for that project.

When we started the first quarter of 2014 we had 15 active significant EMR projects. During the first quarter, there were two projects that started and four projects that ended. Therefore, at the end of the first quarter of 2014, we had 13 active EMR projects.

In the short-term we believe that our EMR business growth will be constrained due to hospitals having to deal with the reimbursement cuts that have occurred.

In the long-term there is still significant opportunity for growth for our EMR business. There are many hospitals that do not currently have EMR applications and others that have applications that will not meet the more stringent standards that are about to be imposed under meaningful use stage 2. The Health Information Exchanges will have to be built to facilitate the exchange of records and we are positioned in Europe to participate in their adoption of EMRs when it occurs. Given the work that needs to be done we are optimistic in the long term about growth prospects for our EMR business.

Fortunately for CTG, EMRs are not our only healthcare offering. We have recently seen an increase in the number of RFPs we are receiving for healthcare outsourcing engagements. In the current tight provider spending environment, we see excellent opportunity for us in application outsourcing as it creates significant, immediate savings for hospitals without them making a large financial investment. CTG also has an outstanding reputation in this area and these engagements are typically for multiple years, providing an annuity-like revenue stream.

Our data analytics offerings added approximately one cent to earnings per share in the first quarter of 2014. We had not forecast any revenue or profit in the first quarter from our data analytics offerings. As we reported on our last call we had done fraud, waste and abuse work in late 2013 for a small payer who at that time of our last conference call was concerned about what impact pursuing these claims might have on their relationship with their provider network and had not processed the FWA claims that we had presented them. Later in the first quarter the payer decided how they were going to proceed and paid us for a portion of the FWA claims that we had identified.

Having covered healthcare, I would also like to talk about the other three vertical markets on which we focus. Our technology service provider market, which is all lower margin staffing business, declined in the first quarter of 2014 based on a reduction in a significant customer’s need for external IT resources. Our financial services vertical had another excellent quarter with most of the revenue gain coming from our European operations. Our energy business revenue was flat when compared to the first quarter of 2013.

Turning to our staffing business, its revenue declined by 10% compared with the first quarter of 2013. The decline in staffing business from the significant customer I just mentioned was modestly offset by increased demand from other clients.

Looking to the second quarter of 2014, we are forecasting total revenue to be in the range of $101 to $103 million. We are forecasting earnings per share in the second quarter of 2014 to be in the range of 21 to 23 cents per diluted share.

For the 2014 full year, we currently expect a revenue range of $393 to $407 million or a 5% decrease at the mid-point of our guidance when compared to 2013. Based upon our revenue forecast and the anticipated mix of business, we expect our 2014 net income per diluted share to be in the range of $.83 to $.91 or a 5% decrease from 2013 at the mid-point of our guidance.

I would like to take a couple of minutes talking about the change in our guidance. We mentioned on our last call that we expected our healthcare revenue to decline this year as we would have $30 million less of electronic medical records work. Offsetting that decline would be $15 million of new business related to outsourcing, ICD-10, and other consulting work. We still believe that our EMR business will decline by $30 million this year. It is the estimate of the new business that has changed. For several quarters now our ICD-10 business has been growing. When we set our previous guidance we anticipated that the ICD-10 business would continue to grow as the October 1, 2014 conversion deadline approached and after the conversion date we would be engaged in revenue cycle management engagements related to the code conversion. When Congress a couple of weeks ago unexpectedly postponed the date for the ICD-10 conversion by a year our clients postponed their projects. We literally had clients calling up and cancelling open requirements. Primarily because of the postponement in the ICD-10 date, we have lowered our solutions revenue guidance for the year by $5 million. Most of the reduction in our EPS estimate for the year is related to the reduction in the revenue guidance for our healthcare solutions business.

We also had expected by now to see a pickup in demand from the significant staffing customer that has had reduced requirements for the last few quarters. As we have not seen any pick-up in demand, we lowered our guidance for our revenue for our staffing business for 2014 by $10 million.

Consistent with what we said on our last conference call, for our staffing business and our traditional IT solutions business, we set the guidance in the same way as we have in the past by estimating engagements that we are currently working on, as well as engagements that we anticipate will be signed later in the year. As the technology is similar, we have grouped three of our newer solutions offerings together as our data analytics products suite. The three data analytics offerings are our big data offering and our two SaaS offerings, which are the clinical decision support system for chronic kidney disease and our fraud waste and abuse offering.

For these data analytics offerings we have only included two engagements in our guidance for the year where the client has given a verbal commitment that they want to proceed with the project. In addition, we have included the revenue that we received in the first quarter for the fraud, waste and abuse project I mentioned at the start of the call.

Our forecast for 2014 for data analytics revenue remains at $6,000,000 and the forecast for the earnings per share contributions from these projects has increased to eighteen cents per share. We do believe that we will sell more than $6,000,000 of data analytics services in 2014 but cannot precisely forecast this business because these offerings are still in the introductory stage of the product life cycle and we do not have enough history to project with reasonable certainty which opportunities will be closed. In addition, because of their high margins, a small amount of revenue from these offerings has a large impact on our EPS. We have included in our guidance that the new big data engagement that we have previously discussed will begin in the second quarter of 2014. As the year progresses, we will adjust our guidance accordingly for additional wins.

Looking at our revenue guidance for the year we currently think our healthcare business will decline by approximately 15% in 2014. That assumes that the government’s reduction in reimbursements to hospitals will continue throughout 2014, limiting EMR starts. Offsetting some of the decline in EMR revenue are expected increases in our revenue from other offerings, such as outsourcing and consulting services tied to healthcare reform.

For our non-healthcare solutions business, we are projecting a revenue increase of approximately 3% in 2014.

We are forecasting a 1.0% decrease in our staffing business in 2014.

Although we are projecting revenue and earnings to decline by approximately 5% this year, we continue to remain optimistic about CTG’s long-term growth potential.

While our healthcare business is going through a transitional period at this time, longer-term we expect it to return to growth as spending for large mission-critical work tied to reimbursement rates and regulatory compliance resumes. In the short term, we expect to see growth in outsourcing and healthcare IT consulting work. In addition, we have positioned CTG to participate in the adoption of U.S. packaged software by European hospitals.

We are pleased that we have been already able to line up $6,000,000 in data analytics sales for 2014 and will adjust our guidance for further wins as the year progresses. Clearly, future sales of our high margin data analytic products will contribute significantly to CTG’s earnings going forward.

If you look at how well CTG is positioned in healthcare, one of the fastest growing U.S. industries, you can see why we continue to be optimistic in our long-term growth opportunities.

With that, I’d like to open the call to questions if there are any. Operator, if you would please manage our question and answer period.

CTG is firmly established in healthcare, one of the fastest growing major U.S. industries. While in the short term our hospital clients have to deal with the reimbursement reductions imposed on them by the U.S. federal government, they still have significant long-term information technology needs. In addition, we are aggressively marketing our data analytics products that meet the needs of healthcare organizations to lower costs, improve outcomes, and expand business intelligence. With demand for ‘big data’ solutions like CTG’s gaining momentum in the healthcare market, these products have the potential to significantly increase our future earnings. As such, we remain very excited about CTG’s long-term growth prospects.

I would like to thank you for your continued support and for joining us this morning. Have a great day.